Exhibit 10.1

CABOT OIL & GAS CORPORATION

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2011)

TABLE OF CONTENTS

ARTICLE I TITLE AND DEFINITIONS		1
1.1	Title.	1
1.2	Definitions.	1

ARTICLE II PARTICIPATION		6

ARTICLE III DEFERRAL ELECTIONS		7
3.1	Amount of Deferrals.	7
3.2	Procedure for Elections.	7
3.3	Investment Elections.	8
3.4	Forms and Procedures.	9

ARTICLE IV DEFERRAL ACCOUNTS AND TRUST FUNDING		10
4.1	Deferral Accounts.	10
4.2	Company Discretionary Contribution Account.	10
4.3	Trust Funding.	11

ARTICLE V VESTING		12

ARTICLE VI DISTRIBUTIONS		13
6.1	Distribution of Deferred Compensation and Discretionary Company Contributions.	13
6.2	Unforeseeable Emergency Distribution.	15
6.3	Forfeiture of Unvested Amounts.	16
6.4	Inability to Locate Participant.	16
6.5	Installment Payments Deemed to be Separate Payments.	16
6.6	Earnings.	16

ARTICLE VII ADMINISTRATION		17
7.1	Committee.	17
7.2	Committee Action.	17
7.3	Powers and Duties of the Committee.	17
7.4	Construction and Interpretation.	18
7.5	Information.	18
7.6	Compensation, Expenses and Indemnity.	18
7.7	Quarterly Statements.	18
7.8	Claims and Review Procedures.	19

ARTICLE VIII MISCELLANEOUS		21
8.1	Unsecured General Creditor.	21
8.2	Restriction Against Assignment.	21
8.3	Withholding.	21
8.4	Amendment, Modification, Suspension or Termination.	21
8.5	Governing Law.	22
8.6	Receipt or Release.	22
8.7	Payments on Behalf of Persons Under Incapacity.	22
8.8	Limitation of Rights and Employment Relationship.	22
8.9	Headings.	22
8.10	Section 409 A.	22

i

CABOT OIL & GAS CORPORATION

DEFERRED COMPENSATION PLAN

WHEREAS, effective as of June 1, 1998, Cabot Oil & Gas Corporation (the “Company”) established the Cabot Oil & Gas Corporation Deferred Compensation Plan (the “Plan”) to provide supplemental retirement income benefits for a select group of management and highly compensated employees of the Company and certain of its subsidiary or related companies through deferrals of salary, bonus, performance share awards, Company contributions of certain amounts which cannot be made to the Company 401 (k) Plan due to Internal Revenue Code limitations, amounts payable under any Supplemental Executive Retirement Plan (“SERP”) Agreements to which a participant in this Plan is a party and certain Company discretionary contributions; and

WHEREAS, the Company subsequently amended, and then amended and restated the Plan effective January 1, 2009, to allow participants to defer the receipt of certain benefits in order to provide a regular stream of income during retirement in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other changes deemed necessary or appropriate, including prohibiting the deferral of performance shares;

WHEREAS, the Company subsequently amended the Plan via the First and Second Amendments, and desired to amend and restate the Plan to incorporate such amendments and to clarify certain provisions of the Plan.

NOW, THEREFORE, effective as of January 1, 2011, the Plan is hereby amended and restated, as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1	Title.

This Plan shall be known as Cabot Oil & Gas Corporation Deferred Compensation Plan.

1.2	Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a) “Account” or “Accounts” shall mean a Participant’s Deferral Account and Company Contribution Account.

(b) “Base Salary” shall mean a Participant’s annual base salary, excluding bonus, incentive and all other remuneration for services rendered to the Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.

(c) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary. If there is no such designation or if there is no surviving designated Beneficiary, then the Beneficiary shall be the Participant’s surviving spouse, if any, or, if there is no surviving spouse, the Participant’s estate. Payment by the Company to the Beneficiary identified pursuant to the terms of this Section 1.2(c) if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

(d) “Board of Directors” or “Board” shall mean the Board of Directors of Cabot Oil & Gas Corporation.

(e) “Bonus” shall mean the bonus earned as of the last day of the Plan Year, provided a Participant is in the employ of the Company on the date on which such bonus is paid.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” shall mean the Committee appointed by the Board to administer the Plan in accordance with Article VII.

(h) “Company” shall mean Cabot Oil & Gas Corporation and any successor corporations. “Company” shall include each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Cabot Oil & Gas Corporation is a component member, if the Board provides that such corporation shall participate in the Plan.

(i) “Company Contribution Account” shall mean the bookkeeping account maintained by the Company for each Participant that, pursuant to Section 4.2, is credited with an amount equal to the applicable of the following: the Company Discretionary Contribution Amount, Matching Contributions, the Company DB SERP Contribution Amount, the Company DC Restoration Amount and earnings and losses.

(j) “Company DC Restoration Amount” shall mean, if contributed by the Company for each Participant for a Plan Year, an additional discretionary amount allocated to a Participant under this Plan to reflect Company nonelective contributions which could not be made to the Company’s 401(k) Plan due to limitations imposed by the Code.

(k) “Company Discretionary Contribution Amount” shall mean, if contributed by the Company for each Participant for a Plan Year, an additional discretionary amount allocated to a Participant under this Plan as determined by the Company. Such amount may differ from Participant to Participant both in amount, including no contribution, and as a percentage of Compensation.

(l) “Company DB SERP Contribution Amount” shall mean the amount of the benefit provided to the Participant under the terms of the supplemental employee retirement plan (“DB SERP”) agreement between the Company and the Participant; provided, however, that in no event shall a spousal death benefit payable under the terms of such DB SERP agreement be deemed to be a Company DB SERP Contribution Amount for purposes of this Plan.

(m) “Compensation” shall mean the amount of the Base Salary and Bonus that the Participant is entitled to receive for services rendered to the Company.

(n) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that, pursuant to Section 4.1, is credited with amounts equal to (i) the portion of Compensation that the Participant has elected to defer, (ii) the portion of any Performance Share Award that was credited to the Deferral Account prior to January 1, 2009 and (iii) earnings and losses.

(o) “Deferral Election” shall mean a written, electronic or other form of election permitted by the Committee pursuant to which a Participant may elect to defer a portion of his Compensation under the Plan.

(p) “Distributable Amount” shall mean the vested balance in the Participant’s Deferral Account and Company Contribution Account.

(q) “Effective Date” shall mean January 1, 2011.

(r) “Eligible Employee” shall mean members of the Company’s management group who are designated by the Company as eligible to participate in this Plan.

(s) “401 (k) Plan” shall mean the retirement plan maintained by the Company on the Effective Date that is intended to qualify under Sections 401(a) and 401(k) of the Code and any successor or replacement plan.

(t) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.3(b).

(u) “Future Date Withdrawal” shall mean the distribution date elected by the Participant for the withdrawal of all amounts of Compensation, vested Matching Contributions and vested Company Discretionary Contribution Amounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(v) “Interest” shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund, as calculated on a daily basis.

(w) “Investment Fund Subaccount” means one of the separate subaccounts into which a Participant’s Deferral Account is divided pursuant to a Participant’s election under Section 3.3(a).

(x) “Matching Contribution” means, for a given Plan Year, 6% of Compensation minus the actual amount of matching contributions made to the Company’s 401(k) Plan by the Company provided, however, that in no event shall the Matching Contribution exceed the excess of the dollar limit imposed by Code Section 402(g) over the actual amount of matching contribution made to the 401 (k) Plan by the Company.

(y) “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

(z) “Payment Date” shall mean

(i) except as provided in Section 1.2(y)(ii), the 15th business day following the earlier of (A) the date of Participant’s termination of employment or (B) the Participant’s death; and

(ii) in the case of a Participant who is a Specified Employee on the Payment Date otherwise applicable in Section 1.2(y)(i), the 15th business day following the earlier of (A) the expiration of six months following the date such Specified Employee separates from service or (B) the date of the Specified Employee’s death.

(aa) “Performance Share Award” shall mean the amount payable to a Participant pursuant to the Performance Share Award Agreement between the Company and such Participant. Effective as of January 1, 2009, Performance Share Awards may not be deferred under the terms of this Plan.

(bb) “Plan” shall mean Cabot Oil & Gas Corporation Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

(cc) “Plan Year” shall mean the period of twelve consecutive months beginning on each January 1 and ending on December 31.

(dd) “Retirement” shall mean the termination of employment by the Participant on or after

(i) with respect to an individual who is an Eligible Employee or Participant as of January 1, 2009, the date of his attainment of age 55 with 10 years of active service with the Company; and

(ii) with respect to all other individuals, the date designated by the Committee at the time he is notified of his status as an Eligible Employee, which shall be either (A) the date of his attainment of age 55 with 10 years of active service with the Company or (B) the date of his attainment of age 65 with 5 years of active service with the Company.

(ee) “Section 409A” shall mean Section 409A of the Code and all related regulations and notices in effect thereunder.

(ff) “Specified Employee” shall mean a Participant who, on the date of his termination of employment with the Company, is treated as a Specified Employee by the Company in accordance with the requirements of Section 409A.

(gg) “Trust” shall mean Cabot Oil & Gas Corporation Deferred Compensation Plan Trust.

(hh) “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from:

(i) a sudden and unexpected illness or accident of the Participant or of his spouse, beneficiary or dependent (as defined in Section 152 of the Code without regard to Section 152(b)(1), Section 152(b)(2) and Section 152(d)(1)(B));

(ii) loss of a Participant’s property due to casualty and not otherwise covered by insurance; or

(iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

Except as otherwise provided herein, “Unforeseeable Emergency” shall not include the purchase of a home or the payment of college tuition.

The Committee shall have the sole authority and discretion to determine whether a Participant has experienced an Unforeseeable Emergency and may require the Participant to submit such documentary evidence as the Committee, in its sole discretion, deems necessary to establish the existence or non-existence of an Unforeseeable Emergency and/or the amount of such distribution. The Committee shall have the sole discretion and authority to establish the time period within which Participant must provide any such documentary evidence.

ARTICLE II

PARTICIPATION

An Eligible Employee shall become a Participant when designated as such by the Committee. The Committee, in its sole discretion and on a Participant-by-Participant basis, may direct that a Participant shall not be permitted to make a Deferral Election under Article III of the Plan.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Amount of Deferrals.

The amount specified by any Deferral Election applicable to a Participant’s Base Salary and/or Bonus shall be stated as a percentage that shall not exceed 100% of the sum of Base Salary and Bonus of the Participant. The Committee, in its sole and absolute discretion, may limit the total amount deferred by a Participant in order to satisfy Social Security tax (including Medicare), income tax and employee benefit plan withholding requirements. The minimum contribution that may be made in any Plan Year by an Eligible Employee is $2,500, provided that such minimum contribution can be satisfied from Base Salary and/or Bonus.

3.2	Procedure for Elections.

Subject to any modifications, additions or exceptions that the Committee, in its sole discretion, deems necessary or appropriate, the following terms shall apply to any Deferral Election:

(a) Timing of Election.

(i) Initial Deferral Election.

(A) Base Salary. An Eligible Employee who wishes to defer the receipt of all or a portion of his Base Salary must submit a Deferral Election to the Committee before December 15 of the Plan Year immediately preceding the Plan Year to which the Deferral Election applies. Notwithstanding the previous sentence, an Eligible Employee may elect to defer the receipt of all or a portion of his Base Salary by submitting a Deferral Election to the Committee within 30 days of the date on which he first becomes eligible to participate in the Plan. Each Deferral Election shall only be effective with respect to Compensation earned after the date of its submission to the Committee. If an Eligible Employee fails to submit a Deferral Election in a timely manner, he shall be deemed by the Committee to have elected not to defer any portion of his Base Salary under the Plan for the applicable Plan Year.

(B) Bonus. An Eligible Employee who wishes to defer the receipt of any portion of a Bonus that is contingent upon his attainment of written performance criteria applicable to a performance period of at least 12 consecutive months must submit a Deferral Election to the Committee on a date established by the Committee that occurs no less than six months before the close of the performance period applicable to such Bonus; provided, however, that (1) on the date of such Deferral Election, the Eligible Employee is employed by the Company and has been continuously employed by the Company since the later of (x) the beginning of such performance period or (y) the date that the performance criteria applicable to such Bonus are established in writing (which shall occur within 90 days of the beginning of such performance period), and (2) in no event shall any such Deferral Election be made after the time when the Eligible Employee’s entitlement to the Bonus is readily ascertainable.

(C) Matching Contribution. Notwithstanding the foregoing, the Company may, in its discretion, direct that Matching Contributions shall be credited to Participant’s Account without regard to the status of his Deferral Election.

(ii) Subsequent Deferral Election. An Eligible Employee who had not elected to participate in the Plan at the time when he was initially eligible to do so may make a subsequent Deferral Election with respect to his Compensation for a subsequent Plan Year. Such Deferral Election must be made on or before December 15 of the Plan Year immediately preceding the Plan Year for which he desires to participate and shall apply only to Compensation in respect of services performed in the Plan Year following the Plan Year in which the Deferral Election is made.

(b) Term. Each Participant’s Deferral Election shall remain in effect for Compensation paid during the current and all future Plan Years until the earliest of (i) the date the Participant separates from service, (ii) the first day of the next succeeding Plan Year following the date the Participant revokes such Deferral Election or makes a subsequent Deferral Election but only with respect to Compensation for services performed in the future Plan Years or (iii) the first day of the next succeeding Plan Year after which the Committee determines that such Participant’s Deferral Contributions shall cease. The deferral of a DB SERP amount shall be separate from and independent of any other Deferral Election under this Plan as to time and form of payment.

(c) DB SERP Deferral. An Eligible Employee who becomes entitled to a Company DB SERP Contribution Amount shall be deemed to have deferred 100% of such amount under the terms of this Plan.

(d) Cessation and Recommencement of Deferral Elections. A Participant who has previously terminated a Deferral Election may only elect to recommence the deferral of his Compensation under this Plan, by filing a new Deferral Election with respect to the deferral of Compensation during the next Plan Year. Such Deferral Election must be made on a form provided by the Committee and shall be subject to the terms and provisions of Section 3.1.

3.3	Investment Elections.

(a) At the time a Participant makes a Deferral Election, the Participant shall designate the types of Funds the Participant’s Account will be deemed to be invested in for purposes of determining the amount of Interest to be credited to that Account. In making the designation pursuant to this Section 3.3, the Participant may specify that all or any multiple of his Account in whole percentage increments (equal to or greater than 1%)

be deemed to be invested in one or more of the types of Funds provided under the Plan as communicated from time to time by the Committee. A Participant may change the designation made under this Section 3.3 effective as of the next following business day, by following the procedures set forth by the Committee; provided, however, that the portion of Participant’s Account that is subject to such change shall be at least $250. If a Participant fails to designate a type of fund under this Section 3.3, his Account shall be invested in a fund designated by the Committee.

(b) Although the Participant may designate the type of investments, the Committee shall not be bound by such designation. The Committee, from time to time, in its sole discretion, may designate commercially available investments of each of the types communicated by the Committee to the Participant pursuant to Section 3.3(a) above to be the Funds. The interest rate of each such commercially available Fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.

3.4	Forms and Procedures.

The Administrative Committee, in its sole discretion, shall determine the forms and procedures regulating all Deferral Elections.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1	Deferral Accounts.

The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate Investment Fund Subaccounts, each of which corresponds to a Fund elected by the Participant pursuant to Section 3.3(a). A Participant’s Deferral Account shall be credited as follows:

(a) As of each payroll date during each Plan Year, the Committee shall credit the Investment Fund Subaccounts of the Participant’s Deferral Account with an amount equal to the Compensation deferred by the Participant during such pay period in accordance with the Participant’s designation under Section 3.3(a); that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the Investment Fund Subaccount corresponding to that Fund;

(b) As of each payroll date during each Plan Year, each Investment Fund Subaccount of a Participant’s Deferral Account shall be credited with Interest in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount immediately following the preceding payroll date by the Interest Rate for the corresponding Fund selected by the Company pursuant to Section 3.3(b); and

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation to have a Future Date Withdrawal, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and loses associated with such Plan Year’s deferral of Compensation.

4.2	Company Discretionary Contribution Account.

The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate Investment Fund Subaccounts corresponding to the Fund elected by the Participant pursuant to Section 3.3(a). A Participant’s Company Contribution Account shall be credited as follows:

(a) As of each payroll date during each Plan Year, the Committee shall credit the Investment Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Matching Contribution Amount, if any, applicable to that Participant in accordance with the designation made by such Participant pursuant to Section 3.3(a);

(b) As of each payroll date during which a Company Discretionary Contribution Amount, if any, is made, the Committee shall credit the Investment Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Discretionary Contribution Amount applicable to that Participant in accordance with the designation made by such Participant pursuant to Section 3.3(a);

(c) Effective as of the earlier of (i) the date of a Participant’s termination of employment with the Company or (ii) the Liquidation Date designated by the Committee in accordance with Section 6.1(e), the Committee shall credit to the Participant’s Company Contribution Account an amount equal to the actuarial present value of the Company DB SERP Contribution Amount to which such Participant would have been entitled under the terms of the supplemental employee retirement plan agreement in effect between the Company and the Participant as of September 29, 2010, if the Participant had terminated employment on September 30, 2010 (the “SERP Termination Date”), and shall allocate such credited amount among the Investment Subaccounts in accordance with the designation made by such Participant pursuant to Section 3.3(a); provided that, for purposes of this Section 4.2(c), “actuarial present value” shall be determined in accordance with the then-applicable interest rate and mortality table (x) in effect under the Pension Plan or (y) if the Pension Plan is no longer in existence, last in effect under the Pension Plan; and

(d) Each Investment Fund Subaccount of a Participant’s Company Contribution Account shall be credited on a daily basis with Interest in an amount equal to that determined by multiplying the balance credited to such Investment Fund Subaccount as of the last day of the preceding month plus contributions during the current month commencing on the date such contributions are credited to the Investment Fund Subaccount by the interest rate for the Corresponding Fund selected by the Company pursuant to Section 3.3(b).

4.3	Trust Funding.

The Company has created a Trust with respect to which Fidelity Management Trust Company serves as Trustee. The Company may contribute to the Trust an amount equal to the amount deferred by each Participant for the Plan Year. The Company may also contribute such additional amounts as it shall deem necessary or appropriate.

Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and, except as provided below, shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency defined in the Trust.

Except as provided above, assets of the Plan and Trust shall never inure to the benefit of the Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and deferring reasonable expenses of administering the Plan and Trust.

ARTICLE V

VESTING

A Participant’s Deferral Account and the Company DB SERP Contribution allocated to a Participant’s Company Contribution Account shall be 100% vested at all times. The Matching Contributions and Company DC Restoration Amounts allocated to a Participant’s Company Contribution Account shall be vested in accordance with the vesting schedule contained in the Company’s 401(k) Plan without regard to prior service credits. The Company shall determine the vesting schedule for Company Discretionary Contribution Amounts at the time each such contribution is made by the Company.

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Deferred Compensation and Discretionary Company Contributions.

(a) Distribution Without Future Date Withdrawal.

(i) Except as provided in Section 6.1(a)(iv) below, if a Participant terminates employment with the Company due to Retirement, the Distributable Amount (other than amounts attributable to Company DB SERP Contributions or Company DC Restoration Amount) shall be paid to the Participant in the form of benefit elected by the Participant at the time of his initial Deferral Election, in accordance with procedures established by Company, from among the following:

(A) A lump sum distribution on the Participant’s Payment Date.

(B) Substantially equal quarterly installments over five years beginning on the Participant’s Payment Date.

(C) Substantially equal quarterly installments over ten years beginning on the Participant’s Payment Date.

(D) Substantially equal quarterly installments over 20 years beginning on the Participant’s Payment Date.

The amount of each installment payment shall be calculated by multiplying the Account Balance on the date of such installment by a fraction, the numerator of which is 1 and the denominator of which is the number of the remaining installments including the current installment.

A Participant may modify the form of benefit that he or she has previously elected, pursuant to this Section 6.1(a)(i); provided, however, that (A) such modification occurs at least one year before the date the amount would otherwise be distributable, (B) the modification may not accelerate the time of payment, and (C) the delayed distributions shall not be made until at least five years following the date on which the distribution would have been made absent the modification.

(ii) Except as provided in Section 6.1(a)(iv) below, the portion of such Distributable Amount that is attributable to Company DB SERP Contributions (“the DB SERP Distributable Amount”) shall be distributed in 20 substantially equal quarterly installments, beginning on the Participant’s Payment Date. The amount of each installment payment shall be calculated by multiplying the Account Balance on the date of such installment by a fraction, the numerator of which is 1 and the denominator of which is the number of the remaining installments including the current installment. Notwithstanding the foregoing, the DB SERP Distributable Amount of a Participant who terminates employment for any reason other than Retirement shall be paid to him (or, in the case of his death, to his Beneficiary) in a lump sum on his Payment Date.

(iii) In the case of a Participant who terminates employment for any reason other than Retirement, the Distributable Amount (other than amounts attributable to Company DB SERP Contributions) shall be paid to the Participant in a lump sum on the Participant’s Payment Date.

(iv) In the case of a Participant who terminates employment with the Company for any reason and has an Account balance of $50,000 or less, the Distributable Amount (including amounts attributable to Company DB SERP Contributions) shall be paid in a lump sum distribution on the Participant’s Payment Date.

(b) Distribution With Future Date Withdrawal. If a Participant elects a Future Date Withdrawal for a given Plan Year’s contributions and the Future Date Withdrawal could occur while the Participant is still in the employ of the Company, such Participant shall receive his Distributable Amount in accordance with such election; provided, however, that, the Distributable Amount shall consist solely of the deferrals of Compensation, vested Matching Contributions and vested Company Discretionary Contributions and related earnings that were designated by the Participant (in accordance with Section 1.2(t)) as the subject of such Future Date Withdrawal. A Participant’s Future Date Withdrawal with respect to amounts of Compensation, Matching Contributions and Company Discretionary Contribution Amounts deferred in a given Plan Year shall be no earlier than two years from the last day of such Plan Year. A Participant may extend the Future Date Withdrawal for contributions in any Plan Year, provided such extension occurs at least one year before the then-applicable Future Date Withdrawal for such contributions and is for a period of not less than five years from such date. The Participant shall have the right to twice modify any Future Date Withdrawal. In the event that a Participant terminates employment with the Company prior to a scheduled Future Date Withdrawal for any reason other than death, the portion of the Participant’s Account associated with such Future Date Withdrawal which has not occurred prior to such termination shall be distributed in a lump sum on his Payment Date.

(c) Death Prior to Benefit Commencement. If a Participant dies while he is employed by the Company and prior to the commencement of any distributions under this Plan, his Beneficiary shall receive a lump-sum payment equal to the amount of the Participant’s vested Account Balance. Such lump-sum payment shall be made on the Participant’s Payment Date.

(d) Death After Benefit Commencement. If a Participant dies after his termination of employment with the Company and, as of the date of his death, the Participant’s vested Account Balance has not been fully distributed, the remaining amount of Participant’s vested Account Balance shall continue to be distributed to the Participant’s Beneficiary, in accordance with the applicable of the provisions of Section 6.1(a)(i)(B), (C) or (D).

(e) Termination and Distribution of the Company DB SERP Account.

(i) No Company DB SERP Contributions attributable to services rendered by or compensation payable to a Participant after the SERP Termination Date shall be credited to a Participant’s Company DB SERP Contribution Account.

(ii) In accordance with the provisions set forth in Section 1.409A-3(j)(4)(ix)(C) of the Treasury Regulations with respect to the termination and liquidation of a deferred compensation plan, the Committee, in its sole discretion, shall designate a date (the ‘Liquidation Date’) between twelve and twenty-four months following the SERP Termination Date for the distribution of all Participants’ Company DB SERP Contribution Account.

(iii) A Participant shall receive a single lump-sum payment on the Liquidation Date in an amount equal to the balance, if any, of his or her Company DB SERP Contribution Account, determined as of the Liquidation Date.

(iv) Notwithstanding the foregoing, the terms of a Participant’s Deferral Election shall remain in effect with respect to (i) any amounts that would otherwise be distributed prior to the Liquidation Date, and (ii) any Company DB SERP Contribution Accounts that are eligible for grandfathered status in accordance with Section 409A

(f) Distribution of Company DC Restoration Amounts; Default Distribution. Notwithstanding any provision to the contrary, (i) the Company DC Restoration Amount and (ii) any other amount for which a payment election is not made by a Participant or for which the timing of a distribution is not expressly provided elsewhere herein shall be paid to the Participant in a lump sum on the Participant’s Payment Date.

6.2	Unforeseeable Emergency Distribution.

A Participant may apply to the Committee for the distribution of some or all of his Account due to the occurrence of an Unforeseeable Emergency. The Committee shall have the sole authority and discretion to determine the amount of any distribution that is made on account of such Unforeseeable Emergency. The amount of any such distribution shall not exceed the amount reasonably necessary to satisfy the Participant’s needs as a result of the Unforeseeable Emergency; provided, however, that the amount of such distribution

(a) may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution;

(b) must exclude any amounts that may otherwise be relieved through reimbursement or compensation by insurance or otherwise, liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan; and

(c) may exclude any additional but unpaid compensation to which Participant may be entitled under the terms of another nonqualified deferred compensation plan as a result of the Unforeseeable Emergency.

The Committee shall cancel Participant’s Deferral Election prior to the distribution of any portion of Participant’s account payable under this Schedule 6.2. The payment of any Unforeseeable Emergency Distribution shall occur on the 15th business day following the Committee’s approval of such distribution and shall take the form of a single lump-sum payment.

6.3	Forfeiture of Unvested Amounts.

Notwithstanding any provision of this Plan to the contrary, upon the termination of Participant’s employment for any reason, the unvested portion of the Matching Contribution Amount that has been credited to his Account shall be forfeited and, to the extent that such Amounts have been funded through contributions to the Trust Fund, shall be credited and restored to the Company.

6.4	Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited and, to the extent that such Amounts have been funded through contributions to the Trust Fund, shall be credited and restored to the Company.

6.5	Installment Payments Deemed to be Separate Payments.

Each installment payment in a series of installments shall be deemed to be a separate and independent distribution for purposes of this Agreement.

6.6	Earnings.

Except as otherwise provided in Section 6.4, the Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to Account under the Plan have been distributed.

ARTICLE VII

ADMINISTRATION

7.1	Committee.

A Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

7.2	Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

7.3	Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i) To select the Funds in accordance with Section 3.3(b) hereof;

(ii) To construe and interpret the terms and provisions of this Plan;

(iii) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(iv) To maintain all records that may be necessary for the administration of the Plan;

(v) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vi) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(vii) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(viii) To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue the Policies.

7.4	Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including, but not limited to, the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5	Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.6	Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized, at the expense of the Company, to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.7	Quarterly Statements.

Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts on a quarterly basis as of each March 31, June 30, September 30 and December 31.

7.8	Claims and Review Procedures.

(a) Claims Procedure. If any person believes he is entitled to any rights or benefits under the Plan, such person may file a claim in writing with the Chief Executive Officer of the Company (“CEO”). If any such claim is wholly or partially denied, the CEO will notify such person of his decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review, the time limits applicable to such procedures, and a statement of the person’s rights following an adverse benefit determination on review, including a statement of his right to file a lawsuit under the Employee Retirement Income Security Act of 1974 (“ERISA”) if the claim is denied on appeal. Such notification will be given within 90 days after the claim is received by the CEO (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period).

(b) Claim Review Procedure. Within 60 days after the date on which a person receives a notice of denial, such person or his duly authorized representative (“Applicant”) may (i) file a written request with the CEO for a review of his denied claim; (ii) review pertinent documents; and (iii) submit issues and comments in writing. The Applicant may submit written comments, documents, records and other information relating to the claim for benefits under this Plan. The Applicant may request a formal hearing before the CEO, which the CEO may grant in his discretion. The CEO shall notify the Applicant of his decision with regard to Applicant’s claim not later than 60 days of the receipt of Applicant’s request; provided, however, that CEO may determine that an extension of up to 60 days from the termination date of the initial 60-day review period is required and shall advise the Applicant in writing of the special circumstances requiring any such extension and the date by which the expects to render a decision. Such special circumstances that require an extension of time for rendering a decision include, but are not limited to, the need to hold a hearing. The decision on review shall be in written or electronic notice of the final determination. If the claim is denied in whole or part, such notice, which shall be in a manner calculated to be understood by the person receiving such notice, shall include (A) the specific reasons for the decision, (B) the specific references to the pertinent Plan provisions on which the decision is based, (C) that the Applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and (D) a statement of the Applicant’s right to file a lawsuit under ERISA.

Benefits under this Plan will only be paid if the CEO decides, in his discretion, that an Applicant is entitled to them. The decision of the CEO on review of the claim denial shall be binding on all parties when the Participant has exhausted the claims procedure under this Section 7.8. Moreover, no action at law or in equity shall be brought to recover benefits under this Plan prior to the date the Applicant has exhausted the administrative remedies under this Section 7.8.

(c) In the event that the CEO makes a claim on his own behalf, the Board shall perform the functions otherwise performed by the CEO pursuant to Sections 7.8(a) and 7.8(b).

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.

8.2	Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3	Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4	Amendment, Modification, Suspension or Termination.

The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts shall be distributed to the Participant or, in the event of his death, his Beneficiary in a lump sum on the fifteenth business day following the date of termination.

8.5	Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware.

8.6	Receipt or Release.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect; provided, however, that the terms and conditions applicable to such release shall not cause this Plan or the payment of any amounts under this Plan to fail to comply with Section 409A.

8.7	Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.8	Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company or the trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

8.9	Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.10	Section 409A.

The following provisions shall apply to this Plan, notwithstanding any provision to the contrary:

(a) This Plan is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A.

(b) This Plan shall not be amended or terminated in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Agreement.

(c) The Plan shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

(d) Notwithstanding any provision of this Plan to the contrary, if the Participant is a Specified Employee as of the date of the termination of Participant’s employment, then any amounts or benefits which are payable under this Agreement upon the Participant’s “separation from service” within the meaning of Section 409A which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (i) the date that is six months and one day following the date of the termination of Participant’s employment or (ii) the date of Participant’s death.

(e) For purposes of Section 409A, each payment under this Plan shall be deemed to be a separate payment.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer on this 29th day of July, 2011.

By	/s/ Abraham Garza